Armando C. Ibarra, C.P.A. Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD Members of the American Institute of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board

June 14, 2006

To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of August 16, 2005, on the audited consolidated financial statements of Seychelle Environmental Technologies, Inc., as of February 28, 2005 in the annual filing of form 10KSB for the fiscal year ended February 28, 2006 with the U.S. Securities and Exchange Commission.

Very truly yours,

____________________________
ARMANDO C. IBARRA, C.P.A.